Exhibit 10.9
EXECUTION VERSION
Certain confidential information contained in this document, marked by brackets and asterisks ([***]), has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

TRANSITIONAL TRADEMARK CROSS LICENSE AGREEMENT
BY AND AMONG
3M COMPANY,
3M INNOVATIVE PROPERTIES COMPANY
AND
SOLVENTUM CORPORATION,
SOLVENTUM INTELLECTUAL PROPERTIES COMPANY,
3M HEALTHCARE GERMANY GMBH
DATED AS OF MARCH 31, 2024

TABLE OF CONTENTS
PAGE
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APPENDICES

Appendix A	Licensed 3M Trademarks and Licensed Scotch Derivative Trademarks

Appendix B	Licensed SpinCo Trademarks

Appendix C	Combination Trademarks

Appendix D	Co-branding Existed Prior to Distribution Date

Exhibit I	Bona Fide Natural Evolution of Licensed SpinCo Scotch Derivative Products Developed Before Distribution Date
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TRANSITIONAL TRADEMARK CROSS LICENSE AGREEMENT
This TRANSITIONAL TRADEMARK CROSS LICENSE AGREEMENT (this “Agreement”), dated as of March 31, 2024 is entered into by and among 3M Company (“3M Company” or “Parent”), 3M Innovative Properties Company (“3M IPC”), both Delaware corporations, and Solventum Corporation, a Delaware corporation, 3M Healthcare Germany GmbH, a German limited liability company (“SpinCo Germany”), and Solventum Intellectual Properties Company, a Delaware corporation (“SpinCo IPC”) (collectively, the “Parties” and each individually, a “Party”). 3M IPC is a wholly owned subsidiary of 3M Company, and SpinCo Germany and SpinCo IPC are both wholly owned subsidiaries of Solventum Corporation.
RECITALS
WHEREAS, Solventum Corporation and Parent are parties to that certain Separation and Distribution Agreement, dated as of March 31, 2024 (the “SDA”);
WHEREAS, the board of directors of Parent has determined that it is in the best interests of Parent and its shareholders to create a new publicly traded company that shall operate the SpinCo Business and to separate the SpinCo Business from the Parent Business. Pursuant to the SDA and the Separation Step Plan, Parent will contribute certain SpinCo Assets held by it to Solventum Corporation, in exchange for (i) the assumption by Solventum Corporation of certain SpinCo Liabilities, (ii) the issuance by Solventum Corporation to Parent of SpinCo Shares, and (iii) the Cash Transfer and, following such contribution, Parent will effect the distribution, on a pro rata basis, to holders of Parent Shares of at least 80.1% of the outstanding SpinCo Shares;
WHEREAS, this Agreement is an “Ancillary Agreement” pursuant to the SDA;
WHEREAS, this Agreement is being entered into by the Parties in order to promote the orderly transition of certain operations of the SpinCo Business and to effectuate the orderly consummation of the transactions contemplated under the SDA;
WHEREAS, 3M Company and 3M IPC (collectively “3M”) own, control or have rights in certain jurisdictions to, in or under the Licensed 3M Trademarks (as defined in Section 1.1) and the Licensed Scotch Derivative Trademarks (as defined in Section 1.1) that relate to or are used in connection with the Licensed SpinCo Products (as defined in Section 1.1) and the Licensed SpinCo Scotch Derivative Products (as defined in Section 1.1);
WHEREAS, Solventum Corporation, SpinCo IPC, and SpinCo Germany (collectively “SpinCo”) own, control or have rights in certain jurisdictions to, in or under the Licensed SpinCo Trademarks (as defined in Section 1.1) that relate to or are used in connection with the Licensed 3M Products (as defined in Section 1.1);
WHEREAS, in certain jurisdictions outside of the United States of America, 3M IPC holds an exclusive license from 3M Company for use of such Licensed 3M Trademarks and Licensed Scotch Derivative Trademarks;
WHEREAS, in order for SpinCo to continue to use the Licensed 3M Trademarks and the Licensed Scotch Derivative Trademarks and for 3M to continue to use the Licensed SpinCo Trademarks in connection with their business during the Term (as defined in Article 9 (Term and

Termination)) in certain jurisdictions, it is necessary to establish cross licenses to the Licensed 3M Trademarks, the Licensed Scotch Derivative Trademarks, and the Licensed SpinCo Trademarks among the Parties; and
WHEREAS, in light of the foregoing, 3M has agreed to grant license rights to SpinCo, and SpinCo has agreed to grant license rights to 3M to certain trademarks to be used during the Term.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1.Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the SDA. As used in this Agreement, the following terms have the following meanings:
“3M Family of Marks” means the 3M word mark and the 3M word and design mark.
“Brand Guidelines” means any guidelines detailing the form and manner in which the Licensed Trademarks may be used under this Agreement provided by 3M or SpinCo which may be amended by the Parties from time to time.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to be closed. Any event the scheduled occurrence of which would fall on a day that is not a Business Day will be deferred until the next succeeding Business Day. If “Business Day” is not specified, “day” shall mean a calendar day.
“Combination Trademarks” means the Trademarks listed in Appendix C (Combination Trademarks) or any other Trademarks that include any element of the 3M Family of Marks together with any other Trademarks exclusively used in the SpinCo Business immediately prior to the Distribution Date.
“Damages” has the meaning set forth in Section 7.1.
“Encumbrance” means any lien, pledge, mortgage, security interest or similar encumbrance.
“Indemnified Persons” has the meaning set forth in Section 7.1.
“Indemnifying Party” has the meaning set forth in Section 7.1.
“Licensee” or “Licensor” means for purposes of this Agreement, depending upon the context of use, either 3M or SpinCo.
“Licensed 3M Products” means the products sold by 3M that are same as the products sold by Consumer Business Group under Licensed SpinCo Trademarks immediately prior to the Distribution Date.

“Licensed 3M Trademarks” means the 3M Family of Marks, the Combination Trademarks, the “SCOTCHPAK” Trademarks, and the “FILTRETE” Trademarks, identified in Appendix A (Licensed 3M Trademarks and Licensed Scotch Derivative Trademarks) to this Agreement.
“Licensed Products” means for purposes of this Agreement, depending upon the context of use, either Licensed 3M Products, Licensed SpinCo Products, or Licensed SpinCo Scotch Derivative Products.
“Licensed Scotch Derivative Trademarks” means the “SCOTCHBOND” Trademarks, and the “SCOTCHCAST” Trademarks, identified in Appendix A (Licensed 3M Trademarks and Licensed Scotch Derivative Trademarks) to this Agreement.
“Licensed SpinCo Products” means the products sold by SpinCo that are same as the products sold by Health Care Business Group under Licensed 3M Trademarks immediately prior to the Distribution Date.
“Licensed SpinCo Scotch Derivative Products” means the products sold before the Distribution Date by Health Care Business Group under the Licensed Scotch Derivative Trademarks and bona fide natural evolutions thereof developed before the Distribution Date, scheduled in Exhibit I.
“Licensed SpinCo Trademarks” means the “CLINPRO” and “ESPE” Trademarks identified in Appendix B (Licensed SpinCo Trademarks) to this Agreement.
“Licensed Trademarks” means for purposes of this Agreement, depending upon the context of use, either Licensed 3M Trademarks, Licensed Scotch Derivative Trademarks or Licensed SpinCo Trademarks.
“Marketing Collateral” means digital and printed brochures, catalogs, websites, social media content, displays, images, and other marketing material that are not specific to any Licensed Product.
“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including, for the avoidance of doubt, any Party.
“Product Collateral” means digital and printed brochures, catalogs, websites, social media content, displays, images, and other marketing materials that are specific to or describe any Licensed Product.
“Product Packaging” means packaging and labeling for Licensed Products, which includes containers, labels, boxes, inner and outer cartons, inserts, instructions of use, and other materials that are used directly with Licensed Products to protect and present such Licensed Products for sale and distribution.
“Term” has the meaning set forth in Article 9 (Term and Termination).
“Territory” has the meaning set forth in Section 5.4.

“Trademark” means trademarks, trademark applications, trademark registrations, service mark applications, service mark registrations, Internet domain names, brand names, certification marks, trade dress, logos, slogans, trade names and corporate names, social media accounts, identifiers and handles, and all other similar indicia of source of origin, together with the goodwill associated therewith, connected thereto or symbolized thereby.
“Use on Molded Products” means the use of a 3M Family of Mark that is embossed, engraved, etched onto a Licensed SpinCo Product as it was used immediately prior to the Distribution Date.
“VAT” means value added tax chargeable (a) pursuant to the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and any supplement or national implementing legislation thereto and (b) any similar tax imposed on the supply of goods and services, including goods and services taxes, consumption taxes and other similar taxes.
ARTICLE 2
LICENSE GRANT
Section 2.1.License Grant from 3M to SpinCo.
(a)Subject to the terms and conditions of this Agreement, 3M grants to SpinCo a worldwide (subject to Section 5.4), royalty-free, non-exclusive, non-sublicensable (except as set forth in Section 2.1(d)), and non-assignable license to use the Licensed 3M Trademarks solely in connection with the manufacturing, marketing, distribution, importation, exportation, packaging, display, promotion, delivery, performance, and sale of the Licensed SpinCo Products (excluding co-branding with any Third Party brand which shall be subject to 3M’s prior written approval. For clarity, (i) the use of the Licensed 3M Trademarks and the Licensed Scotch Derivative Trademarks by customers, distributors and resellers as described in Section 2.1(e) is not co-branding, and (ii) co-branding that exists prior to the Distribution Date as identified in Appendix D is exempt from this approval requirement) or in connection with the SpinCo Business (such as, but not limited to, on buildings, machinery, equipment, and other assets) and subject to Section 9.3(a), solely during the Term; provided that each such Licensed SpinCo Product must be (i) in inventory as of the Distribution Date or manufactured thereafter in accordance with Article 3 (Quality Standards), and the Brand Guidelines, and (ii) sold and advertised only in a manner substantially consistent with past practice in those jurisdictions and through those sales channels in which such Licensed SpinCo Product was sold and advertised immediately prior to the Distribution Date, taking into account the need to transition to SpinCo’s own branding as soon as possible during the Term. Failure to comply with the requirements for the Licensed SpinCo Product as set forth in this Section 2.1(a) shall constitute a material breach of this Agreement and shall be subject to the terms of Section 9.2.
Subject to the terms and conditions of this Agreement, 3M grants to SpinCo a worldwide (subject to Section 5.4), royalty-free (subject to Section 9.1(d)), exclusive (subject to 3M’s continued right to use SCOTCHCAST Trademarks) license to use the Licensed Scotch Derivative Trademarks in connection with the manufacturing, marketing, distribution, importation, exportation, packaging, display, promotion, delivery, performance, and sale of Licensed SpinCo Scotch Derivative Products or in connection with the SpinCo Business (such as, but not limited to, on buildings, machinery, equipment, and other assets) and subject to Section 9.3(a), solely during the Term. This license is sublicensable with 3M consent under the terms of Section 2.1(d), and assignable with 3M consent under the terms of Section 10.2.
(b)All rights relating to the Licensed 3M Trademarks and the Licensed Scotch Derivative Trademarks not expressly granted herein are reserved to 3M. Without limiting the foregoing, (i) no use of the Licensed 3M Trademarks or the Licensed Scotch Derivative Trademarks shall be permitted except as provided in this Agreement, (ii) no rights to any other Trademarks are granted, and (iii) no use of any Licensed 3M Trademark or any Licensed Scotch Derivative Trademarks shall be permitted on any product that is not a Licensed SpinCo Product or a Licensed SpinCo Scotch Derivative Product, respectively.
(c)For the avoidance of doubt, the foregoing license grants shall be in addition to any licenses that may be granted under the other Ancillary Agreements or a separate commercial arrangement that may be entered into by the Parties.
(d)SpinCo may sublicense any or all of the rights granted to SpinCo pursuant to this Section 2.1 to SpinCo Affiliates. Any sublicenses granted to SpinCo’s Affiliates shall be and remain subject to all of the restrictions, limitations, and obligations set forth in this Agreement. In addition, for Licensed Scotch Derivative Trademarks only, SpinCo may grant sublicenses under the license rights granted to SpinCo pursuant to Section 2.1(a) subject to 3M’s prior written consent provided that (a) no sublicense may exceed the scope of rights granted to SpinCo under this Agreement; (b) in the event of expiration or termination of this Agreement, all sublicense rights will terminate automatically effective as of the expiration or termination date of this Agreement; (c) SpinCo shall require all sublicensees to agree in writing to be bound by the applicable terms and conditions of this Agreement; (d) SpinCo shall perform the quality control on sublicense; and (e) SpinCo shall be responsible and liable for the acts and omissions of such sublicensees as if such acts or omissions were the acts or omissions of SpinCo.
(e)SpinCo may grant permissions (not sublicenses), subject to the restrictions, limitations, and obligations of the rights granted under this Section 2.1, to its customers, distributors, resellers to make limited use of the Licensed 3M Trademarks and the Licensed Scotch Derivative Trademarks to designate the source of the Licensed SpinCo Products or Licensed SpinCo Scotch Derivative Products in the ordinary course of business.
(f)3M acknowledges the license to use 3M Family of Marks granted to the licensee in connection with the divestiture with code name Garden that was closed on September 1, 2022 (“Project Garden”), and the divestiture with code name Ivory that was closed on August 1, 2023 (“Project Ivory”), that are included in the definition of SpinCo Business, subject to all of the restrictions, limitations, and obligations set forth in the respective trademark transition license agreement for Project Garden and Project Ivory.
Section 2.2.License Grant from SpinCo to 3M.
(a)Subject to the terms and conditions of this Agreement, SpinCo grants to 3M a worldwide (subject to Section 5.4), royalty-free, non-exclusive, non-sublicensable (except as set forth in Section 2.2(d)), and non-assignable license to use the Licensed SpinCo Trademarks solely in connection with the manufacturing, marketing, distribution, importation, exportation, packaging, display, promotion, delivery, performance, and sale of the Licensed 3M Products

(excluding co-branding with any Third Party brand which shall be subject to SpinCo’s prior written approval. For clarity, (i) the use of the Licensed SpinCo Trademarks by customers, distributors and resellers as described in Section 2.2(e) is not co-branding, and (ii) co-branding that exists prior to the Distribution Date as identified in Appendix D is exempt from this approval requirement) or in connection with the 3M business (such as, but not limited to, on buildings, machinery, equipment, and other assets), and subject to Section 9.3(a), solely during the Term; provided that each such Licensed 3M Product must be (i) in inventory as of the Distribution Date or manufactured thereafter in accordance with Article 3 (Quality Standards), and the Brand Guidelines, and (ii) sold and advertised only in a manner substantially consistent with past practice in those jurisdictions and through those sales channels in which such Licensed 3M Product was sold and advertised immediately prior to the Distribution Date, taking into account the need to transition to 3M’s own branding as soon as possible during the Term. Failure to comply with the requirements for the Licensed 3M Products as set forth in this Section 2.2(a) shall constitute a material breach of this Agreement and shall be subject to the terms of Section 9.2.
(b)All rights relating to the Licensed SpinCo Trademarks not expressly granted herein are reserved to SpinCo. Without limiting the foregoing, (i) no use of the Licensed SpinCo Trademarks shall be permitted except as provided in this Agreement, (ii) no rights to any other Trademarks are granted, and (iii) no use of any Licensed SpinCo Trademarks shall be permitted on product that is not a Licensed 3M Product.
(c)For the avoidance of doubt, the foregoing license grants shall be in addition to any licenses that may be granted under the other Ancillary Agreements or a separate commercial arrangement that may be entered into by the Parties.
(d)3M may sublicense any or all of the rights granted to 3M pursuant to this Section 2.2 to 3M’s Affiliates. Any sublicenses granted to 3M Affiliates shall be and remain subject to all of the restrictions, limitations, and obligations set forth in this Agreement.
(e)3M may grant permission (but not sublicenses), subject to the restrictions, limitations and obligations of the rights granted under this Section 2.2, to its customers, distributors, resellers to make limited use of the Licensed SpinCo Trademarks to designate the source of the Licensed 3M Products in the ordinary course of business.
Section 2.3.Authorized Third Party Use. With respect to any Third Party use of a Licensed Trademark authorized under this Article 2 (License Grant), the Parties agree that Licensee shall be responsible for any use of the Licensed Trademarks by any such Persons, and any action or omission of such Persons that would constitute a breach of this Agreement if committed by Licensee shall be deemed a breach of this Agreement by Licensee.
ARTICLE 3
QUALITY STANDARDS
Section 3.1.Quality. Licensee recognizes the importance to Licensor of Licensor’s reputation and goodwill and to the public of maintaining high, uniformly applied standards of quality in the manufacture of products bearing the Licensed Trademarks. Licensee undertakes and agrees to use the Licensed Trademarks in accordance with the Brand Guidelines and this Agreement. Licensed Products that are at least of equal quality to the equivalent products marketed, distributed, sold or offered for sale by 3M or SpinCo prior to the Distribution Date shall be considered to comply with this Section 3.1. Licensee will monitor the quality of all Licensed Products to ensure that they meet the requirements of this Article 3 (Quality Standards) and will keep records of the results of its quality testing and monitoring. Licensee will promptly make such records available to Licensor within ten (10) Business Days for inspection upon reasonable written request. Licensee will not market under the Licensed Trademarks any Licensed Products that are not in compliance with this provision.
Section 3.2.Samples of Licensed Products and Notice Regarding Quality. Upon Licensor’s reasonable request to assess Licensee’s use of Licensed Trademarks or to obtain evidence of use for maintenance of registrations for Licensed Trademarks, Licensee agrees to furnish to Licensor, at no charge, from time to time as requested by Licensor, a reasonable number of samples of Licensed Products to which it affixed the Licensed Trademarks. If at any time, any Licensed Products made or assembled by or for Licensee and bearing the Licensed Trademarks shall, in the reasonable opinion of Licensor, fail to materially conform to Section 3.1, Licensor shall give Licensee written and specific notice of such failure. Licensee shall immediately employ commercially reasonable efforts to cure such failure. If the Licensee is unable to cure such failure in as short a period as possible, which in no instance shall exceed sixty (60) days after such notice, Licensee shall immediately thereafter remove or obfuscate the Licensed Trademarks from all such non-conforming Licensed Products in its possession, and shall, as rapidly as possible, replace any such non-conforming Licensed Products held in the trade with conforming Licensed Products, in each instance at its own cost, and provide written notice of the replacement Licensed Products to Licensor. Subject to Article 9 (Term and Termination), Licensee may resume marketing and sale of such Licensed Products after written notice from Licensor that all material failures previously identified with respect to such products have been cured. In the absence of such written notice from Licensor, after sixty (60) days from Licensee’s replacement and written notice to Licensor, the replacement will be deemed to be in conformance.
Section 3.3.Inspection of Facilities. SpinCo shall permit, and shall obtain permission for, 3M at all reasonable times and on reasonable notice to inspect any facility used for the manufacture, storage, or distribution of the Licensed SpinCo Products or the Licensed SpinCo Scotch Derivative Products or any records pertaining to the Licensed SpinCo Products, the Licensed SpinCo Scotch Derivative Products, or the 3M Family of Marks to ensure compliance with this Article 3 (Quality Standards).
ARTICLE 4
USE OF LICENSED TRADEMARKS
Section 4.1.Manner of Use. All uses of the Licensed Trademarks shall conform to any Brand Guidelines that are provided by Licensor to Licensee in writing, unless prior written approval for an alternative format is obtained from Licensor. Uses of the Licensed Trademarks on Licensed Products in a manner substantially identical to the use of such Licensed Trademarks on Licensed Products immediately prior to the Distribution Date shall be deemed to comply with this Section 4.1.
Section 4.2.Restrictions on Use. Licensee shall not use the Licensed Trademarks in a manner that could be detrimental to the value of, or goodwill symbolized by, the Licensed

Trademarks or that is reasonably likely to injure, harm or reflect unfavorably on the reputation of Licensor or its Affiliates. Licensee shall not use the Licensed Trademarks in any manner that would tarnish, dilute or likely result in an Encumbrance on them in any way and shall not use the Licensed Trademarks in a descriptive or generic manner. SpinCo shall not associate or use the Licensed 3M Trademarks with PFAS pursuant to Section 5.7(e) of the SDA. Except for the use or registration of the non-3M part of the Combination Trademarks by SpinCo, in no event shall Licensee use or register (or permit the use or registration of) the Licensed Trademarks, or any Trademark confusingly similar thereto, as part of a legal entity name, trade name, domain name or any other type of name or authorize others to do so or as part of any combination of marks, sub-branding or co-branding (e.g., Licensor/Licensee, Licensee/Licensor or any other combination of Licensor and Licensee), without the express written approval of Licensor, unless otherwise permitted in the 3M Mark Use Agreement.
Section 4.3.Compliance with Law. Licensee will ensure that, in relation to Licensed Products, all of its business practices and operations, including its advertising, marketing and other materials, comply with all legal and regulatory requirements in all applicable jurisdictions throughout the world and with best industry standards and practices, and do not knowingly violate any Third Party’s rights.
Section 4.4.Legend: No Confusion. Licensee shall use legends, notices and markings (including the symbols TM or ®, as applicable) in connection with the Licensed Trademarks as set forth in the Licensor’s Brand Guidelines or, with respect to Licensed Products under Licensee’s control, as may be required by applicable Law or otherwise be reasonably requested by Licensor (including a legend to indicate that the Licensed Trademarks are owned by Licensor and are used under license therefrom). Where reasonably practical, Licensee shall describe the Licensed Trademarks in a manner so as to indicate clearly that they are Trademarks of Licensor and shall otherwise ensure that its use of the Licensed Trademarks is not likely to cause confusion, mistake or deception as to the source, affiliation, sponsorship or endorsement between Licensee and Licensor or their respective products or services. In the event of any actual confusion or mistake occurring as a result of use of the Licensed Trademarks, the Parties agree to cooperate reasonably to take steps to resolve the cause of confusion or mistake, and to prevent any such confusion or mistake from arising again.
Section 4.5.Notice of Improper Use. If at any time Licensee’s use of Licensed Trademarks fails to materially comply with the applicable Brand Guidelines or any other provision of this Agreement, Licensor shall provide notice to Licensee and Licensee shall conform to such usage guidelines within sixty (60) days upon receipt of such notice (except to the extent that such material non-conforming use is not reasonably capable of being cured, in which case, Licensee shall cease all use of Licensed Trademarks in such manner).
ARTICLE 5
RIGHTS TO LICENSED TRADEMARKS
Section 5.1.Ownership. As between the Parties, Licensee acknowledges the enforceability of the Licensed Trademarks and Licensor’s sole and exclusive ownership thereof and agrees that any and all rights and goodwill that might be acquired by the use of the Licensed Trademarks by the Licensee shall inure to the sole benefit of Licensor, who shall retain all right, title and interest associated with such Licensed Trademarks. Notwithstanding the foregoing, to the extent a Licensee is deemed to have acquired any ownership rights or goodwill in or to the Licensed Trademarks at any time, Licensee hereby assigns such rights to Licensor or its designee. Licensee agrees to reasonably cooperate with Licensor in registering and maintaining the Licensed Trademarks at Licensor’s election and expense. Licensee further agrees not to (a) adopt, seek to register, file or prosecute any application or other filing, in any jurisdiction, for any Trademark, design or other identifier of source owned or used in any jurisdiction as an identifier of source by Licensor or its Affiliates, or confusingly similar thereto or dilutive thereof, no matter in what language or characters it may appear, (b) use or permit any Third Party to use the Licensed Trademarks in any modified form or in combination with any other mark, logo or name, in each case without the Licensor’s prior written consent or (c) engage in or assist with any act that challenges the validity, enforceability or ownership by Licensor of the Licensed Trademarks or could otherwise adversely affect the enforceability of or title to any rights of Licensor in or to the Licensed Trademarks.
Section 5.2.Registration and Maintenance. Licensor (i) has the sole right (but not the obligation) to file, prosecute until registration, maintain and renew all Licensed Trademarks and (ii) shall make commercially reasonable efforts to file, prosecute until registration, maintain and renew all Licensed Scotch Derivative Trademarks and will be reimbursed for such activity under Section 6.1. SpinCo shall provide all assistance that 3M may reasonably require to register and maintain the Licensed Scotch Derivative Trademarks. For clarity, any Party may, at its sole discretion, make all necessary filings to record this Agreement, and such filings shall be done at that Party’s own expense. The filing Party shall promptly notify the other Party upon filing such recordal. The Parties agree that 3M will not file or prosecute any application for registration or maintain any registration of any Combination Trademarks after the Term unless the Parties agree otherwise. At SpinCo’s request and expense during the Term or thereafter, 3M shall provide reasonable cooperation to (i) expressly abandon any pending application or registration for a Combination Trademark, (ii) provide SpinCo with a letter of consent with respect to any Combination Trademark, or (iii) enter into a coexistence agreement with SpinCo for any Combination Trademark.
Section 5.3.Infringement; Enforcement.
(a)Licensee shall provide prompt written notice to Licensor of any infringement, misappropriation or other violation of the Licensed Trademarks by a Third Party of which it becomes aware or of any claim that comes to Licensee’s attention alleging that the Licensed Trademarks infringe, misappropriate or otherwise violate the rights of a Third Party, and provide Licensor with reasonable information and assistance. Licensee shall provide reasonable cooperation in enforcing the Licensed Trademarks at Licensor’s request and expense and agrees to be joined as a necessary party to any action. Licensor retains the sole right to defend, enforce and litigate the Licensed Trademarks and control any related legal proceeding and in no event may Licensee either take any action against a Third Party, or make any admission, concession or settlement, with respect to the Licensed Trademarks without Licensor’s consent.
(b)Notwithstanding the foregoing, SpinCo has the right and the obligation to enforce and protect the Licensed Scotch Derivative Trademarks, including initiating a suit or other enforcement action, at its sole cost and expense, after informing 3M. SpinCo shall indemnify 3M against any and all judgments entered against 3M or any other payments 3M is required to make as a result of such suit or other enforcement action. SpinCo may not settle such suit or enter into any other agreement affecting Scotch Trademarks or other Scotch derivative Trademarks owned by 3M without 3M’s written approval.
(c)Nothing contained in this Agreement shall be construed as requiring Licensor to initiate or prosecute actions or suits against Third Parties for infringement, misappropriation or other violation of any of the Licensed Trademarks or defend any actions or suits brought by a Third Party in connection with any of the Licensed Trademarks.
Section 5.4.Territories of Use. Notwithstanding anything to the contrary in this Agreement, the licenses granted in Section 2.1 and Section 2.2 are solely within the territories in which such Licensed Trademarks were used in connection with the Licensed Products immediately prior to the Distribution Date (the “Territory”). If any use of the Licensed Trademarks by Licensee outside of the Territory results in any claim against Licensor from any Third Party, Licensee will indemnify Licensor against all the Damages incurred by such claim.
ARTICLE 6
FEES AND EXPENSES
Section 6.1.Compensation and Reimbursement. Solventum Corporation shall pay to 3M IPC an annual fee in amount of $[***] for costs associated with quality monitoring, performed by or on behalf of 3M IPC, of SpinCo’s uses of the 3M Family of Marks, which includes any offset of SpinCo’s quality monitoring of 3M’s uses of the Licensed SpinCo Trademarks. The fee will be pro-rated for partial calendar year.
In addition to the annual fee of $[***], Solventum Corporation agrees to reimburse 3M for all reasonable expenses 3M has incurred for the preparation, prosecution, filing, registration, and maintenance of the Licensed Scotch Derivative Trademarks during the Term.
Section 6.2.Fee and Expenses Payment. Fees and Expenses payable under this Agreement must be paid in US dollars, exclusive of any VAT, as directed by 3M within sixty (60) days following the end of each calendar year. In the event SpinCo fails to make a payment due under this Agreement by the due date, such failure shall constitute a material breach of this Agreement and shall be subject to the terms of Section 9.2 of this Agreement.
(a)Payments shall be made via wire transfer to the following:
Bank Name: JPMorganChase
Bank Address: 1 Chase Manhattan Plaza, New York, NY 10081
ABA Number: 021000021
Beneficiary: 3M Company
Account Number: 777180811
SWIFT Code: CHASUS33

Indicate “Fees for Transition Trademark Cross License Agreement” in the reference field.
Section 6.3.Tax. All fees and expenses mentioned in or payable under this Agreement shall be exclusive of any VAT. Where a Party under this Agreement makes a taxable supply to the other Party and is obliged by Law or due to the exercise of an option available under applicable Law to account for VAT in respect of that supply then the recipient of that supply shall, in addition to the consideration payable for such supply, pay an amount equal to the legally or due to the option owed VAT (if any) arising in respect of such supply after receipt of a valid and proper VAT invoice in accordance with the applicable Law. No such amount of VAT is payable by the recipient of the supply to the supplier if and to the extent a Party to this Agreement makes a supply that is treated as a reverse charge apply for which the recipient is liable to account for the VAT due.
ARTICLE 7
INDEMNITIES
Section 7.1.Mutual Indemnities. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its Affiliates and each of their respective past, present or future officers, directors, employees and agents and their respective successors, heirs and assignees and representatives (collectively the “Indemnified Persons”) from and against any damages, losses, liabilities or costs (other than costs allocated to be borne by the indemnified Party under the Agreement, but including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) (“Damages”) incurred by the Indemnified Persons resulting from any Third Party Claim against the Indemnified Persons to the extent caused by, resulting from, or in connection with any gross negligence or willful misconduct by the Indemnifying Party or any of its Affiliates in connection with the performance of its obligations under this Agreement, provided, however, that the Indemnifying Party shall not be responsible for any Damages of the Indemnified Persons to the extent that such Damages are caused by, result from, or arise out of or in connection with any Indemnified Person’s gross negligence or willful misconduct.
Section 7.2.Indemnification by Licensee.
(a)Notwithstanding Section 7.1, each Licensee shall indemnify, defend and hold harmless the relevant Licensor’s Indemnified Persons from and against any Damages resulting from any Third Party Claim to the extent caused by, resulting from or in connection with (i) any of the Licensed Trademarks licensed to such Licensee pursuant to this Agreement, (ii) the transactions contemplated by this Agreement or (iii) the relevant Licensor’s actions or inactions in connection with any such licenses granted, provided, however, that such Licensee shall not be responsible for any Damages of the relevant Licensor’s Indemnified Persons to the extent that such Damages are caused by, result from or arise out of or in connection with the relevant Licensor’s or any of its Affiliates’ gross negligence or willful misconduct in performing its obligations under this Agreement.
(b)Each Licensee shall indemnify, defend and hold harmless the relevant Licensor’s Indemnified Persons from and against any Damages caused by, resulting from or arising out of or in connection with the use of the Licensed Trademarks licensed under this Agreement, provided, however, that such Licensee shall not be responsible for any Damages of the relevant Licensor’s Indemnified Persons to the extent that such Damages are caused by, result from or arise out of or in connection with the relevant Licensor’s gross negligence or willful misconduct in performing any of its obligations pursuant to this Agreement.
Section 7.3.Procedure.
(a)Each Party shall use its commercially reasonable efforts to mitigate any Damages for which such Party seeks indemnification under this Agreement.
(b)Section 4.5 (Procedures for Indemnification of Third-Party Claims) and 4.6 (Additional Matters) of the SDA shall govern the rights and obligations of the Parties in respect of the management and conduct of any claims for indemnification under this Agreement.
ARTICLE 8
DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY
Section 8.1.Exclusion of Liability.
(a)Unless explicitly set out otherwise in this Agreement, no Party, nor any of their respective Affiliates, shall be liable in connection with this Agreement for any punitive, incidental, consequential, exemplary, special or indirect, speculative, not reasonably foreseeable or similar damages, including any loss of future revenue, profits, income, or anticipated savings, loss of business reputation, goodwill or opportunity relating to the breach or alleged breach of this Agreement, diminution of value or based on any type of multiple; provided, this sentence does not preclude such Damages to the extent actually owed with respect to a Third Party Claim or caused by, resulting from, arising out of, or in connection with (i) any fraudulent acts or omissions, or (ii) solely with respect to such damages incurred by Parent or any of its Affiliates, the use of the 3M Family of Marks by SpinCo or its Affiliates or licensees, including breach of license terms, damages to the 3M Family of Marks itself or the infringing use of the 3M Family of Marks. The limitations of this Section 8.1(a) apply regardless of whether the damages are based on breach of warranty, breach of contract, negligence, strict liability in tort, or any other legal or equitable theory.
(b)Notwithstanding anything in this Agreement to the contrary, no Licensor nor any of its Affiliates shall have any liability towards the relevant Licensee or any of its Affiliates or Indemnified Persons for (a) any failure to perform any of its obligations hereunder in accordance with this Agreement or (b) any Damages or inconveniences incurred by such Licensee or any of its Affiliates or Indemnified Persons, in each case ((a) and (b)) to the extent caused by, relating to, or arising out of or in connection with (i) such Licensee’s or any of its Affiliates’ acts, omissions, or breach of this Agreement or failure to satisfy any of its obligations under this Agreement, (ii) such Licensee’s or any of its Affiliates’ implementation, execution, use or exploitation of any of the services, products (including product liability claims) or other deliverables received by or rights (including licenses under the Licensed Trademarks) granted to such Licensee or its Affiliates under or in accordance with this Agreement, (iii) such Licensee’s or any of its Affiliates’ manner of operating or conducting its business (including the operations or systems) if operated or conducted materially differently than the manner in which such business was operated or conducted immediately prior to the Distribution, (iv) any transactions contemplated by this Agreement other than the express obligations set out in this Agreement, or (v) the respective Licensor’s actions or inactions in connection with any deliverables, benefits or transactions pursuant to (i) through (iv) or that were caused by specifications or directions provided by the applicable Licensee, except, in each case, to the extent caused by the relevant Licensor’s or its Affiliate’s gross negligence or willful misconduct in performing any of its obligations pursuant to this Agreement.
Section 8.2.Limitation of Liability.
(a)Subject to Section 8.3 below, each Licensor’s and its Affiliates’ aggregate maximum liability in connection with this Agreement, the licenses granted or the transactions contemplated hereby, shall be subject to and count against the Maximum Transition Agreement Cap. Each Licensee acknowledges that the liability caps described in this Section 8.2 are fair and reasonable.
(b)Notice of any claim under this Agreement shall be in writing and made reasonably promptly after becoming aware of such claim, but in no event later than one (1) month after the date of termination or expiration of the license under the Licensed Trademarks giving rise to the claim and such claim must specify the Damages amount claimed and a reasonable description of the action giving rise to the claim.
(c)The limitation of liability of this Section 8.2 is independent of, and survives, any failure of the essential purpose of any limited or exclusive remedy under this Agreement.
(d)If and to the extent that a Licensor’s failure to perform its obligations under this Agreement or any breach of this Agreement is caused by the act or omission of a Third Party subcontractor used by such Licensor, the Licensor shall not be responsible, liable or otherwise considered as being in breach of this Agreement, provided that such Licensor shall use its commercially reasonable efforts to exercise and enforce its contractual rights and seek to claim any available contractual remedies in respect of the relevant act or omission of the Third Party subcontractor, and pass-on to the relevant Licensee an equitable and proportionate share of the damages or similar amounts. Alternatively, the relevant Licensor may, in its sole discretion, assign to the relevant Licensee any Damage claims that it may assert against the relevant Third Party subcontractor in relation to the Licensee’s Damage. In case the act or omission of the Third Party subcontractor that caused the Damage also caused prejudice to the relevant Licensor’s own business (or that of its Affiliates), the distribution shall be limited to a reasonable pro rata share.
Section 8.3.Unlimited Liability. The limitations of liability pursuant to Section 8.2 shall not apply to:
(a)any fraudulent, grossly negligent or willful acts or omissions by a Party;
(b)a Party’s indemnification obligations pursuant to Article 7 (Indemnities);
(c)a Licensor’s liability to pass-on any sums or other benefits it is able to recover from a Third Party subcontractor under Section 8.2(d); for clarity, any such recovered sums or benefits shall not count against the liability cap set out in Section 8.2(a); and
(d)SpinCo’s liability for Damages incurred by Parent in relation to the use of the 3M Family of Marks by SpinCo or its Affiliates or licensees, including breach of license terms, damages to the 3M Family of Marks itself or the infringing use of the 3M Family of Marks.

Section 8.4.Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO LICENSOR MAKES ANY WARRANTY OR CONDITION, EXPRESS OR IMPLIED, AND EACH LICENSOR HEREBY DISCLAIMS ANY WARRANTIES OR CONDITIONS OF ANY KIND, INCLUDING WITH RESPECT TO (a) THE NATURE, CONDITION OR QUALITY OF ANY SERVICE OR ANY PRODUCT, MATERIALS, COMPONENTS, INFORMATION, DATA, RIGHT OR LICENSE, OBTAINED OR PROVIDED PURSUANT TO THIS AGREEMENT OR (b) THE RESULTS THAT WILL BE OBTAINED BY USING, RECEIVING, OR APPLYING ANY SUCH SERVICE OR PRODUCT, MATERIALS, COMPONENTS, INFORMATION, DATA, RIGHT OR LICENSE, IN EACH CASE INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OR CONDITION OF VALIDITY, ENFORCEABILITY, NONINFRINGEMENT, MERCHANTABILITY, SUITABILITY, ACCURACY, SATISFACTORY QUALITY, OR FITNESS FOR ANY PARTICULAR PURPOSE. NO LICENSOR MAKES ANY WARRANTY OR CONDITION THAT ANY SERVICE OR PRODUCT, MATERIALS, COMPONENTS, INFORMATION, DATA, RIGHT OR LICENSE OBTAINED OR PROVIDED PURSUANT TO THIS AGREEMENT COMPLIES WITH ANY LAW OR ORDER. EACH LICENSEE EXPRESSLY AFFIRMS THAT IT IS NOT RELYING ON ANY WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, OF A LICENSOR IN ENTERING INTO THIS AGREEMENT AND ACKNOWLEDGES AND AGREES TO THE DISCLAIMERS IN THIS Section 8.4. NOTWITHSTANDING THE FOREGOING, IN NO CIRCUMSTANCES WILL ANY LICENSEE BE ENTITLED TO SPECIFIC PERFORMANCE OR OTHER EQUITABLE RELIEF IN CONNECTION WITH ANY BREACH OR ALLEGED BREACH HEREUNDER OR OTHER CLAIM ARISING HEREUNDER.
Section 8.5.Other Liability Terms.
(a)With respect to any Damages arising under this Agreement, each Party agrees that it shall only seek to recover for such Damages from the other Party, and each Party hereby waives the right to seek recovery for such Damages from or equitable remedies against any other Party’s Affiliates and each of their respective past, present or future officers, directors, employees and agents and their respective successors, heirs and assignees and Representatives.
(b)No claim may be brought under this Agreement related to any cause of action under the SDA or any other Ancillary Agreement. Any claims brought under this Agreement must be based solely on the provisions of this Agreement.
ARTICLE 9
TERM AND TERMINATION
Section 9.1.Term. This Agreement will commence on the Distribution Date and unless terminated sooner as provided herein, will remain in force for a period that shall vary as set forth below (each such period, the “Term”):
(a)For the use of the Licensed Trademarks (excluding the Licensed Scotch Derivative Trademarks) on Product Collateral and Product Packaging, this Agreement will remain in force for a period of three (3) years from the Distribution Date, unless the Licensed Product is subject to the medical regulations, for which this Agreement will remain in force for a period of four (4) years from the Distribution Date.

(b)For the Use on Molded Product, SpinCo may continue the use for four (4) years from the Distribution Date, provided that SpinCo will take all reasonable steps to transition to SpinCo’s own branding as soon as possible.
(c)For the use of the Licensed Trademarks (excluding the Licensed Scotch Derivative Trademarks) on Marketing Collateral, and for any other grant of rights contained in Section 2.1 and Section 2.2, this Agreement will remain in force for a period of two (2) years from the Distribution Date.
(d)For the use of the Licensed Scotch Derivative Trademarks, this Agreement will remain in force for a period of ten (10) years from the Distribution Date. At least one (1) year before the expiration of the Term, 3M and SpinCo will meet and confer in good faith as to an extension to the Term of the license to the Licensed Scotch Derivative Trademarks, with payment of a reasonable royalty by SpinCo.
(e)Licensor will agree to Licensee’s request to extend the license, on a country-by-country basis, in any country where all reasonable steps to transition the usage of the Licensed Trademarks have been taken in a timely manner, but the transition is still awaiting Governmental Approval, not to exceed two (2) years.
Section 9.2.Termination.
(a)At any time, for any reason whatsoever, this Agreement may be terminated effective immediately upon the Parties’ mutual agreement.
(b)Either Party may terminate this Agreement:
(i)if the other Party materially breaches the terms of this Agreement (including the quality control provisions and the trademark use provisions) and such breach is not cured within sixty (60) days after notice thereof (except to the extent that such breach is not reasonably capable of being cured, in which case the license may be terminated immediately upon written notice to the other Party);
(ii)if at any time and to the extent the license granted under this Agreement is no longer permitted under applicable Law; or
(iii)If the other Party becomes or is adjudicated insolvent, is unable to meet or has ceased paying its obligations as they generally become due, or is subject to any insolvency proceeding, or makes an assignment for the benefit of creditors or is subject to receivership, conservatorship or liquidation.
Section 9.3.Effect of Termination.
(a)Upon expiration or earlier termination of this Agreement, the licenses set forth herein shall terminate immediately, and Licensee and its Affiliates shall refrain immediately from all further use of the Licensed Trademarks, except for limited historical and archival purposes, and shall not distribute, sell or otherwise dispose of any product or service, or related materials or literature, bearing any Licensed Trademarks; provided, however, that Licensee may continue to sell-off any inventory of Licensed Products in Licensee’s possession that is in good and saleable condition and usable in the ordinary course of business for its intended purposes and has been manufactured and stored in compliance with this Agreement (together with the packaging materials) existing as of the effective date of expiration of this Agreement for six (6) months as from the date of expiration of this Agreement. Notwithstanding the foregoing, the sell-off shall otherwise be strictly in accordance with the terms, covenants and conditions of this Agreement as though this Agreement had not expired or terminated.
(b)The Parties’ rights and obligations set forth in the following Articles and Sections shall survive the expiration or earlier termination of this Agreement: Article 1 (Definitions), Article 5 (Rights to Licensed Trademarks), Article 6 (Fees and Expenses), Article 7 (Indemnities), Article 8 (Disclaimer of Warranties; Limitation of Liability), Section 9.3 (Effect of Termination) and Article 10 (Miscellaneous).
ARTICLE 10
MISCELLANEOUS
Section 10.1.Notices. All notices or other communications to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received (a) on the date of delivery if delivered by hand during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, or (b) on the date of receipt by the addressee if sent by a nationally recognized overnight courier or by registered or certified mail, return receipt requested, if received on a Business Day, otherwise on the next Business Day. Such notices or other communications must be sent to each respective Party at the address set forth below (or at such other address as shall be specified by a Party in a notice given in accordance with this Article 10 (Miscellaneous)):
If to 3M:           3M Company
3M Center, Building 223-6B-03
St. Paul, MN 55144-1000
Attention: Chief Executive Officer
Email: dealnotices@mmm.com
with a copy (which shall not constitute notice) to:
3M Innovative Properties Company
Office of Intellectual Property Counsel
3M Center, Mail Stop 220-9-E-01
St. Paul, MN 55144-1000
E-mail: AgreementNotices@mmm.com
Attention: Chief Intellectual Property Counsel
If to SpinCo:    Solventum Corporation
3M Center, Building 275-6W
2510 Conway Avenue East
Maplewood, MN 55144
Attention: Chief Executive Officer
Email: dealnotices@solventum.com
with a copy (which shall not constitute notice) to:

Solventum Intellectual Properties Company
3M Center, Building 275
2510 Conway Avenue East
Maplewood, MN 55144
Attention: Chief Intellectual Property Counsel
Email: dealnotices@solventum.com
Section 10.2.Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be directly or indirectly assigned, transferred, licensed, sublicensed, or delegated by merger, sale, assignment, operation of law, or any other means, in whole or in part by either Party, whether in a single transaction or in a series of transactions, and any purported assignment, transfer, license, sublicense or delegation in contravention of this Section 10.2 shall be null and void and of no force and effect, and will constitute grounds for termination of this Agreement and of any rights granted hereunder. Notwithstanding the foregoing, SpinCo may assign or sublicense the Licensed Scotch Derivative Trademarks with 3M’s prior written consent.
Section 10.3.Relationship of the Parties. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the Parties hereto. No Party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other Party. No Party will have the power to control the activities and operations of the other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No Party will have any power or authority to bind or commit the other Party. No Party will hold itself out as having any authority or relationship in contravention of this Section 10.3.
Section 10.4.Incorporation of Certain Sections of the SDA. The following provisions of the Separation and Distribution Agreement shall apply to this Agreement, mutatis mutandis, and are hereby incorporated herein by reference: Section 10.2 (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial), Section 10.6 (Severability), and Section 10.14 (Amendments) except that all references therein to (i) the “Parties” shall be deemed to refer to the Parties hereto; (ii) “this Agreement” and the “Ancillary Agreements” in SDA shall be deemed to refer to the SDA and this Agreement, respectively.
Section 10.5.Dispute Resolution. Any claim, disagreement or dispute between the Parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement shall be resolved in accordance with Article VII (Dispute Resolution) of the SDA which shall apply mutatis mutandis to this Agreement.
Section 10.6.Further Assurances. Each Party shall, upon the reasonable request of the other Party and at such other Party’s expense unless otherwise indicated herein, promptly execute such documents and perform such acts as may be necessary to give full effect to this Agreement and the intent of this Agreement.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

3M COMPANY

By:	/s/ Michael Roman

Name: Michael Roman
Title: Chief Executive Officer

3M INNOVATIVE PROPERTIES COMPANY

By:	/s/ Yen T. Florczak

Name: Yen T. Florczak
Title: President

SOLVENTUM CORPORATION

By:	/s/ Teresa K. Crockett

Name: Teresa K. Crockett
Title: President

3M HEALTHCARE GERMANY GMBH

By:	/s/ Joerg Karthaus

Name: Joerg Karthaus
Title: Director
[Signature Page to the Transitional Trademark Cross License Agreement]

SOLVENTUM INTELLECTUAL PROPERTIES COMPANY

By:	/s/ Theresa E. Reinseth

Name: Theresa E. Reinseth
Title: President
[Signature Page to the Transitional Trademark Cross License Agreement]